Exhibit B

October 31, 2018

Dear Valued Partner:

It is with pleasure that I communicate with you today about financial, strategic and management changes at Intersections that will help propel the Company to a higher level of development and capabilities.

While Intersections has worked hard to develop the only identity theft, privacy and personal cybersecurity service powered by advanced artificial intelligence as well as the most comprehensive and fastest monitoring and fraud protection notification capability for consumers while continuing its highly regarded level of customer care and personal service, we have been constrained by a lack of capital after years of managing through the seismic shifts in the financial services industry brought about by unprecedented levels of regulation arising in the wake of the financial crisis.

Today, Intersections closed the first step in a three-part transaction. We issued $34,000,000 of convertible notes to a group of investors (the “Investors”). Those proceeds are being used to repay the Company’s secured term loan facility that matures on December 31, 2018, and to provide the company with cash to be used for working capital purposes including continuing technology and product advancements and marketing programs. We also announced today that the Company entered into a definitive merger agreement to be acquired by the WC SACD One Parent, Inc. (“WC SACD”), which is owned by iSubscribed, a digital security holding company based in Burlington, MA as well as WndrCo a holding company that invests in, acquires, develops and operates consumer technology businesses for the long-term and General Catalyst, a venture capital firm that makes early-stage and transformational investments. The merger is subject to customary closing conditions and is expected to close during the first quarter of 2019.

As you probably know, in early 2018 the Board felt the need to make an executive change and I re-activated my day-to-day responsibilities as President while conducting a search for a new CEO. I am very happy to report that upon closing of the merger, Hari Ravichandran, the CEO and Founder of iSubscribed, is expected to assume the role of CEO of the Company.

iSubscribed’s vision through its Intrusta brand is to create a unified digital threat protection platform that uses adaptive technology to make it easy for consumers to manage disparate cybersecurity needs. With the addition of Intersections’ Identity Guard® comprehensive identity theft protection solutions, iSubscribed expects the acquisition to enhance Intrusta’s digital threat protection offerings beyond antivirus and to accelerate growth, expanding its customer base by more than a million users.

Loeb Holding Corporation, our founding investor, and I will retain ownership interests in the Company and I will remain on the Board of Directors. I will continue to advise and assist Hari during transition and early strategic initiatives. We are excited about the prospects as Intersections moves into its next phase of product, management and ownership.

Please feel free to contact me if you have questions regarding the future of our company.

A press release issued on October 31, 2018, more fully describing the transaction and parties, is attached hereto.

Sincerely,

Michael Stanfield
Chairman

Forward Looking Statements

This communication contains forward-looking statements in addition to historical information. When used in this communication, the words “can,” “will,” “intends,” “expects,” “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.

All statements that address activities, events or developments that Intersections, iSubscribed, General Catalyst and/or WndrCo intend, expect or believe may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as business strategy, goals and expectations concerning the acquisition (including the anticipated timing of consummation of the acquisition of Intersections and of the business combination of iSubscribed), future operations, future performance or results.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward looking statements: (i) uncertainties as to the timing of the offer and the subsequent merger; (ii) the risk that the offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Intersections stockholders tendering their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for Intersections will be made; (v) the possibility that any or all of the various conditions to the consummation of the offer or the subsequent merger may not be satisfied or waived, including the failure to receive a tender of majority of the shares held by unaffiliated stockholders of Intersections; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Intersections to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Intersections’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from Intersections’ ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability and (x) other factors as set forth from time to time in Intersections’ filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2017 and any subsequently filed Form 10-Qs. Any forward-looking statements made by Intersections, iSubscribed, WndrCo or General Catalyst in this communication speak only as of the date hereof. Factors or events that affect the transactions or could cause Intersections’ actual results to differ may emerge from time to time, and it is not possible for Intersections, iSubscribed, WndrCo or General Catalyst to predict all of them. None of Intersections, iSubscribed, WndrCo or General Catalyst undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Additional Information

The tender offer for the outstanding common stock of Intersections referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. When the tender offer is commenced, WC SACD One Parent, Inc. (“WC SACD”) will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO and Intersections will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer and a Transaction Statement on Schedule 13E-3 will be filed with respect to Intersections. Intersections’ stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation / Recommendation Statement and the Transaction Statement because they will contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation / Recommendation Statement and the Transaction Statement will be available for free at the SEC’s website at www.sec.gov. In addition, copies of these materials and other tender offer documents will be made available for free by the information agent for the tender offer.

Intersections files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Intersections at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Intersections’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.